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                                                                    EXHIBIT 99.9

                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated _________________ (the "Issuance Agreement") by and between Genesys Telecommunications Laboratories, Inc. (the "Corporation") and __________________ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                             CORPORATE TRANSACTION

          1. To the extent the Repurchase Right is assigned to the successor entity (or parent company) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Corporate Transaction, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

          2. Immediately upon an Involuntary Termination of Participant's Service within eighteen (18) months following the Corporate Transaction, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

          3. For purposes of this Addendum, the following definitions shall be in effect:

              (i) CORPORATE TRANSACTION shall mean either of
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the following shareholder-approved transactions:

                     (A) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                     (B) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.
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               (ii) An INVOLUNTARY TERMINATION shall mean the termination of
     Participant's Service by reason of:

                     (A) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                     (B) Participant's voluntary resignation following (A) a change in Participant's position with the Corporation which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

               (iii) MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

          IN WITNESS WHEREOF, Genesys Telecommunications Laboratories, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                   GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                              By:     _________________________

                              Title:  _________________________



EFFECTIVE DATE:  _________________, 199__

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